Exhibit 99.1

Xylem

1 International Drive

Rye Brook, NY 10573

Tel +1.914.323.5700 Fax +1.914.696.2960

FOR IMMEDIATE RELEASE

Contacts:	Media	Investors
	Tom Glover +1-914-323-5891	Phil DeSousa +1-914-323-5930
	tom.glover@xyleminc.com	phil.desousa@xyleminc.com

Xylem names Patrick K. Decker President and Chief Executive Officer

•	Succeeds Steven R. Loranger, who remains on the Xylem Board

•	Company reaffirms full-year 2014 outlook

•	Xylem to host investor and analyst call Tuesday March 4, 2014 at 9 a.m. EST

RYE BROOK, N.Y. , March 3, 2014 — Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the most challenging water issues, today announced that Patrick K. Decker has been named President and Chief Executive Officer, and will be appointed a member of the Board of Directors March 17. He joins the company from Harsco Corporation, where he has been President and CEO. At Xylem, Mr. Decker succeeds Steven R. Loranger who will remain a member of the Xylem Board. Mr. Loranger was Chairman, President and CEO of ITT Corporation when it spun its water businesses off as Xylem in October 2011.

“The Board of Directors selected Patrick because of his leadership qualities, proven track record leading large global businesses, and extensive knowledge of the water industry,” said Markos I. Tambakeras, Chairman of the Board of Directors of Xylem Inc. “Patrick understands the economic and social implications surrounding water, and sees potential in Xylem’s unique portfolio of technology and services to solve the world’s toughest water challenges. Along with the Board of Directors, he is committed to a smooth transition, maintaining the strategic direction of Xylem, improving operational efficiencies and growing the business to maximize shareholder return.”

Mr. Tambakeras continued, “We have benefitted greatly from Steve Loranger’s leadership since he assumed this transitional CEO assignment in September. He moved quickly to improve Xylem’s cost structure, stabilize financial performance and reinforce pride and confidence in the business. While we recognize there’s more work to do, Steve established a solid foundation for continued growth under Patrick’s leadership. On behalf of the entire Board, I want to thank Steve for his dedication and his many contributions.”

“I am energized to be back in the water industry with Xylem’s strong team, unmatched portfolio and global footprint,” said Mr. Decker. “Xylem is well positioned to build in both growth and efficiency dimensions, and with the support of the leadership team we will maintain our trajectory.”

Xylem reaffirms the full-year 2014 outlook outlined February 4, 2014. Xylem’s full-year revenues will be approximately $4 billion, and adjusted net income will be in the $345 million to $370 million range, or $1.85 to $2.00 adjusted earnings per share. Xylem expects 2014 restructuring and realignment costs to be $40 million to $50 million.

Xylem will host a conference call on Tuesday March 4, 2014 at 9 a.m. EST to introduce Mr. Decker to the investment community. The briefing can be monitored live by calling +1 (973) 935-2945 (ID # 7851564) or by visiting investors.xyleminc.com. A replay of the briefing will be available on investors.xyleminc.com, and via telephone until Tuesday, March 18, 2014 at 6 p.m. EST. The telephone replay will be available at +1 (404) 537-3406 (ID #7851564).

About Patrick Decker

Mr. Decker, 49, has been president and CEO of Harsco Corporation (NYSE: HSC), a global industrial services company, since 2012. At Harsco he has been successful in establishing company-wide programs focused on business simplification, Lean Six Sigma continuous improvement, talent development, innovation and safety. Prior to that, he served in a number of leadership roles at Tyco International’s Flow Control business, ultimately serving as President of Tyco Flow Control, a $4 billion leader in industrial flow control solutions where he was able to grow revenue significantly in the emerging markets, execute the company’s largest acquisitions in Brazil and the Middle East, and champion a three-year philanthropic commitment to clean water access. In addition, he led the effort that resulted in the separation of the Flow Control business from the parent company.

Earlier in his career, he served at Bristol-Myers Squibb Company in a number of operational finance roles. Mr. Decker started his career as an auditor for Price Waterhouse LLP, now PricewaterhouseCoopers, LLP. He earned a Bachelor of Science degree in accounting and finance from Indiana University, Bloomington, Indiana.

About Xylem

Xylem (NYSE:XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Xylem is headquartered in Rye Brook, N.Y., with 2013 annual revenues of $3.8 billion and more than 12,500 employees worldwide. For the last two years, Xylem has been named to the Dow Jones Sustainability World Index for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xylem.com.

Forward-Looking Statements

This document contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements about the capitalization of Xylem Inc. (the “Company”), the Company’s restructuring and realignment, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to orders, revenues, operating margins and earnings per share growth, and statements expressing general views about future operating results — are forward-looking statements.

Caution should be taken not to place undue reliance on any such forward-looking statements because they involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those set forth in Item 1A of our Annual Report on Form 10-K, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission.

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